Exhibit 99.1

Integrated Corporate Relations, Inc.

Capital Strategies Group, LLC

24 Post Road East
Westport, CT 06880	(415) 945-7044
(203) 222-9013	dpacini@capitalstrategies.us
Contact: Don Duffy	Contact: David Pacini

For Immediate Release:

FAO, Inc. to File for Bankruptcy Protection

King of Prussia, PA, December 2, 2003 – FAO, Inc. (Nasdaq: FAOO), announced today that it expected to file voluntary petitions later this week under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware for itself and its operating subsidiaries ZB Company, Inc. and FAO Schwarz, Inc.   The Company said that the purpose of the filing was to allow it to sell its FAO Schwarz and The Right Start businesses and assets and to liquidate its Zany Brainy business (including leases) in an orderly manner.   The Company disclosed that, at the request of its lenders, it had engaged liquidators to sell inventory of all three of its brands pending the outcome of its efforts to find buyers for the FAO Schwarz and The Right Start businesses and close a transaction by December 15, 2003.   The Company stated that if a transaction was not completed by December 15, 2003, it could be required to accelerate the liquidation of those two businesses and sell remaining assets (including brands and leases) to conduct an orderly wind-up of its affairs.   The Company stated that it had instructed its investment banking consultant, Capital Strategies Group LLC, to entertain all offers on its behalf.

In conjunction with the filing, the Company said that it was negotiating an agreement with its bank lenders to use cash collateral, which, upon Court approval, would enable FAO Inc. to fund post-petition employee obligations of those employees retained to conduct the wind-down, as well as the Company’s ongoing operating needs while it completes the sale and wind-down process.

The Company stated that customers and store employees should not see any significant difference in operations at its stores as a result of the filing through the time its wind-down is completed early next year.  Daily operations will continue, stores will remain open, and transactions that occur in the normal course of business will go on generally as before though sales would be final.    The Company stated that it expected to reduce non-store staff significantly in the coming days.

The Company stated that, based on its recent efforts to sell all or a portion of its business during November, it did not expect any recovery would be available to its common stockholders and that it was taking steps immediately to delist its common stock from Nasdaq.

 The Company noted that it believes that the FAO Schwarz and The Right Start brands enjoy a special regard in the public eye and that it was hopeful a buyer would be found to continue those businesses.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children’s specialty retailing.  FAO, Inc. owns and operates the renowned children’s toy retailer FAO Schwarz®; The Right Start®, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy®, the leading retailer of developmental toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit online at http://www.irconnect.com/faoo/.

This press release may contain certain forward-looking statements with respect to the implementation and anticipated results of FAO, Inc.’s business strategy, and the financial condition, results of operations and business of FAO, Inc., that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.